The Putnam Fund for Growth and Income, April 30, 2015, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		50,112
Class B	  	   519
Class C	  	   352
Class M		   263

72DD2

Class R	  	    29
Class R5			0
Class R6	  	   227
Class Y	  	   686

73A1

Class A		 0.204
Class B		 0.124
Class C		 0.127
Class M		 0.151

73A2

Class R		 0.170
Class R5        0.237
Class R6        0.247
Class Y		 0.232

74U1

Class A	    241,487
Class B	 	 3,974
Class C	   	 2,859
Class M	  	 1,692

74U2

Class R	  	   114
Class R5			1
Class R6	  	   986
Class Y	  	 3,039

74V1

Class A		 21.92
Class B		 21.52
Class C		 21.81
Class M		 21.73


74V2

Class R		 21.81
Class R5		 22.04
Class R6		 21.99
Class Y		 21.97

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.